Exhibit 99.1

NEWS RELEASE

ATI Inc.	Investor Contact:	Media Contact:

Corporate Headquarters	David Weston	Natalie Gillespie

2021 McKinney Avenue, Suite 1100	412.394.2908	412.389.3124

Dallas, TX 75201 U.S.A.	David.Weston@ATImaterials.com	Natalie.Gillespie@ATImaterials.com

www.ATImaterials.com

ATI Elects Kimberly A. Fields as President and CEO

Robert S. Wetherbee to become Executive Chairman

DALLAS, TX—February 23, 2024—The Board of Directors of ATI (NYSE: ATI) has elected Kimberly A. Fields as President and CEO, effective July 1, 2024. Additionally, she has been appointed to serve as a member of ATI’s Board effective immediately.

Fields has served as Chief Operating Officer since 2022 and became President in July 2023. During her tenure, ATI has grown as one integrated operation, sharpening its operational advantages, increasing capacity and capability for the extraordinary materials customers value most.

As CEO, Fields will succeed Robert S. Wetherbee, who will become Executive Chairman. Wetherbee was named President and CEO in 2018 and became Board Chair in 2020. Under Wetherbee’s leadership, ATI transformed to become an aerospace and defense leader, growing share and creating value for customers and shareholders.

“ATI is well-positioned, on a clear path to $5 billion in revenue and $1 billion in EBITDA by 2027. We have the capabilities, and the team is aligned to deliver,” said Wetherbee. “Kim is ready to lead this organization. Her demonstrated operational and commercial success makes her proven to perform. As ATI’s next CEO, Kim will further accelerate our growth and value creation.”

Fields joined ATI in 2019 as executive vice president of ATI’s Flat Rolled Products group, and in 2020 took on leadership of both business segments. Prior to joining ATI, Fields was group president for industrial and energy at IDEX Corporation, where she dramatically improved profitability and accelerated growth in the business portfolio. She’s held commercial, manufacturing, and strategic leadership positions at EVRAZ and GE, growing GE’s penetration in metals, petrochemicals and mining segments. Fields earned a BS in Ceramic Engineering from the University of Illinois at Champaign-Urbana and an MBA from the Kellogg Graduate School of Management at Northwestern University.

“I’m honored to succeed Bob as ATI’s next CEO,” said Fields. “Collaboratively, we’ve built a team that is aligned, disciplined, and focused on execution to deliver extraordinary solutions to our customers’ most difficult challenges. I am confident in our ability to continue ATI’s incredible trajectory.”

“Bob truly transformed ATI, turning the challenge of a pandemic into an opportunity to create our purpose-built portfolio, accelerating our strategy of high performance and differentiation,” said Brett Harvey, ATI’s Lead Independent Director. “On behalf of the board and our shareholders, we thank Bob for all he’s done, especially his focus on developing talent across the entire leadership team to ensure a smooth succession. We look forward to working with Kim to build on this success and drive long-term sustainable growth.”

ATI: Proven to Perform.

ATI (NYSE: ATI) is a global producer of high performance materials and solutions for the global aerospace and defense markets, and critical applications in electronics, medical and specialty energy. We’re solving the world’s most difficult challenges through materials science. We partner with our customers to deliver extraordinary materials that enable their greatest achievements: their products fly higher and faster, burn hotter, dive deeper, stand stronger and last longer. Our proprietary process technologies, unique customer partnerships and commitment to innovation deliver materials and solutions for today and the evermore challenging environments of tomorrow. We are proven to perform anywhere. Learn more at ATImaterials.com.